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                                                                     Exhibit 5.1



                                July 8, 1997



  Board of Directors
  Hollywood Park, Inc.
  1050 South Prairie Avenue
  Inglewood, CA 90301

  Gentlemen:

       We have acted as counsel in connection with the preparation and filing of that certain Registration Statement on Form S-8 (the "Registration Statement") to be filed by you with the Securities and Exchange Commission in connection with the registration of 1,088,308 shares of the Common Stock (the "Common Stock") of Hollywood Park, Inc., a Delaware corporation (the "Company"), issuable upon exercise of options assumed by the Company in connection with a merger between a wholly owned subsidiary of the Company and Boomtown, Inc.
  The options were originally granted by Boomtown, Inc. pursuant to its 1990 Stock Option Plan (the "1990 Plan") and its 1992 Director Option Plan (the "1992 Plan"). As such counsel, we have examined the 1990 Plan and the 1992 Plan and such other matters and documents as we have deemed necessary or relevant as a basis for this opinion.

       Based on these examinations, it is our opinion that such Common Stock, when sold and issued in the manner referred to in the Registration Statement will be legally issued, fully paid and non-assessable.

       We consent to the use of this opinion as an exhibit to the Registration Statement and any amendment thereto. This opinion is furnished to you in connection with the registration of the above-described shares, is solely for your benefit and may not be relied upon by, nor copies delivered to, any other person or entity without our prior written consent.

                                        Very truly yours,


                                        /s/ Irell & Manella LLP

                                        IRELL & MANELLA LLP

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